Exhibit 2

GEORGETOWN SAVINGS BANK

PLAN OF REORGANIZATION

FROM A MUTUAL SAVINGS BANK

TO A MUTUAL HOLDING COMPANY

AND STOCK ISSUANCE PLAN

TABLE OF CONTENTS

1.	Introduction – Business Purpose	1
2.	Definitions	1
3.	The Reorganization	7
	A. Organization of the Holding Companies and the Bank	7
	B. Effect on Deposit Accounts and Borrowings	8
	C. Effect on Corporators	8
	D. The Bank	8
	E. The Holding Company	9
	F. The Mutual Holding Company	9
4.	Conditions to Implementation of the Reorganization	9
5.	Special Meeting of Corporators	10
6.	Conversion of MHC to Stock Form	10
7.	Timing of the Reorganization and Sale of Capital Stock	11
8.	Number of Shares to be Offered	11
9.	Independent Valuation and Purchase Price of Shares	11
10.	Method of Offering Shares and Rights to Purchase Stock	12
	A. Subscription Offering	13
	B. Community Offering	14
	C. Syndicated Community Offering	15
11.	Additional Limitations on Purchases of Common Stock	15
12.	Payment for Stock	17
13.	Manner of Exercising Subscription Rights Through Order Forms	18
14.	Undelivered, Defective or Late Order Form; Insufficient Payment	19
15.	Completion of the Stock Offering	19
16.	Market for Common Stock	19
17.	Stock Purchases by Management Persons After the Stock Offering	20
18.	Resales of Stock by Management Persons	20
19.	Stock Certificates	20
20.	Restriction on Financing Stock Purchases	20
21.	Stock Benefit Plans	20
22.	Post - Reorganization Filing and Market Making	21
23.	Payment of Dividends and Repurchase of Stock	21
24.	Interpretation	21
25.	Reorganization and Stock Offering Expenses	21
26.	Amendment or Termination of the Plan	21

Exhibits
Exhibit A	Charter and Bylaws of the Bank
Exhibit B	Charter and Bylaws of the Holding Company
Exhibit C	Charter and Bylaws of the Mutual Holding Company

1.	Introduction – Business Purpose

The Board of Trustees of Georgetown Savings Bank (the “Bank”) has adopted this Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan (the “Plan”) pursuant to which the Bank proposes to reorganize from a mutual savings bank into the mutual holding company structure (the “Reorganization”) under federal law and the regulations of the Office of Thrift Supervision (“OTS”), and other applicable federal laws and regulations. This Plan has been adopted by the Board of Trustees of the Bank, and will be ratified by the Board of Directors of the Bank upon completion of the Charter Conversion.

As part of the Reorganization and the Plan, the Bank will convert to a federal stock savings bank (the “Stock Bank”) and will establish Georgetown Bancorp, MHC (the “MHC”) as a federally-chartered mutual holding company and Georgetown Bancorp, Inc. (the “Holding Company”) as federally-chartered mid-tier stock holding company. Accordingly, the Bank, the Holding Company and the MHC will be chartered and regulated by the OTS. The Holding Company will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering on a priority basis to qualifying depositors and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering. In the event the Holding Company is not established as part of the Reorganization, the Board of Trustees may elect to proceed with the Reorganization by forming the Stock Bank as a direct majority-owned subsidiary of the MHC. In such event, any reference in this Plan to a Stock Offering by the Holding Company shall mean a stock offering by the Stock Bank directly, and the terms and conditions of the Stock Offering described herein shall apply to a stock offering by the Stock Bank unless clearly inapplicable.

The primary purpose of the Reorganization is to establish a holding company and stock savings bank charter that will enable the Bank to compete and expand more effectively in the financial services marketplace. The Reorganization will permit the Holding Company to issue Capital Stock, which is a source of capital not available to mutual savings banks. Since the Holding Company will not be offering all of its Common Stock for sale to depositors and the public in the Stock Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization also will offer the Bank more capital raising opportunities to effect future transactions, including the acquisition of banks and other financial services companies, since a majority of the Holding Company’s Common Stock will be available for sale in the future. It will also provide the Bank with greater flexibility to structure and finance the expansion of its internal and external operations, including establishing new branch offices and the potential acquisition of other financial institutions. Lastly, the Reorganization will enable the Bank to better manage its capital by providing broader investment opportunities through the holding company structure and by enabling the Bank to distribute any excess capital to stockholders of the Holding Company. Although the Reorganization and Stock Offering will create a stock savings bank and stock holding company, only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Bank’s mutual form of ownership will be preserved through the mutual holding company structure.

The Reorganization is subject to the approval of the OTS, and must be approved by the affirmative vote of at least a majority of the total Corporators of the Bank, including at least a majority of the Independent Corporators.

2.	Definitions

As used in this Plan, the terms set forth below have the following meanings:

Acting in Concert: Means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of votes or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a person or company which acts in concert with another persons or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with the other party, except that any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan will not be deemed to be acting in concert with any other Tax-Qualified Employee Benefit Plan or Non-Tax-Qualified Employee Plan or with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the Board of Trustees of the Bank or officers delegated by such Board, and may be based on any evidence upon which the Board or such delegatee chooses to rely.

Actual Subscription Price: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Subscription Offering.

Affiliate: Any Person that controls, is controlled by, or is under common control with another person.

Associate: The term “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Bank, the MHC, the Stock Holding Company or any subsidiary of the MHC or the Holding Company or any affiliate thereof; and (iv) any person acting in concert with any of the persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any Trustee, director or officer of the MHC, the Holding Company or the Bank. When used to refer to a Person other than an officer or director of the Bank, the Bank in its sole discretion may determine the Persons that are Associates of other Persons.

Bank: Georgetown Savings Bank in its pre-Reorganization mutual form and post-Reorganization stock form, as indicated by the context.

Capital Stock: Any and all authorized stock of the Bank or the Holding Company.

Charter Conversion: The conversion of the Bank’s charter to a federal savings bank regulated by the OTS.

Code: The Internal Revenue Code of 1986, as amended.

Common Stock: Common stock issuable by the Holding Company in connection with the Reorganization, including securities convertible into Common Stock, pursuant to its certificate of incorporation.

Community: Essex County, Massachusetts.

Community Offering: The offering to certain members of the general public of any unsubscribed shares in the Subscription Offering which may be effected pursuant to this Plan. The Community Offering may include a syndicated community offering or public offering.

Corporator: A Corporator of the Bank, as determined by the mutual bylaws of the Bank, and a Corporator of the MHC upon completion of the Reorganization.

Deposit Account(s): All withdrawable deposits of the Bank as defined in Section 561.42 of the Rules and Regulations of the OTS, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts maintained by the Bank.

Director: A director of the federal savings bank in mutual or stock form, and includes, unless the context otherwise requires, the Trustees of the Bank prior to the effectiveness of the Charter Conversion.

Effective Date: The date upon which all necessary approvals have been obtained to consummate the Reorganization, and the transfer of assets and liabilities of the Bank to the Stock Bank is completed.

Eligible Account Holder: Any person holding a Qualifying Deposit on the Eligibility Record Date.

Eligibility Record Date: December 31, 2002, the date for determining who qualifies as an Eligible Account Holder.

Employee: Any individual who is employed by the Bank on a substantially full time basis, and for purposes of Section 10.A.4 who is an employee as of the date of the distribution of the prospectus and as of the expiration of the Subscription Offering.

Employee Plan: Any Tax-Qualified Employee Stock Benefit Plan of the Bank including the ESOP and 401(k) Plan.

ESOP: The employee stock ownership plan established by either the Bank or the Holding Company.

Estimated Valuation Range: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Holding Company to the MHC and to Minority Stockholders, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

Exchange Act: The Securities Exchange Act of 1934, as amended.

FDIC: The Federal Deposit Insurance Corporation.

HOLA: The Home Owners’ Loan Act, 12 USC § 1461 et seq.

Holding Company: Georgetown Bancorp, Inc., the federal corporation that will be majority-owned by the MHC and which will own 100% of the common stock of the Bank, and any successor to such corporation that may be established in connection with a Conversion Transaction.

Holding Company Application: The Holding Company Application on Form H(e)-1 to be submitted by the Bank to the OTS to have the Holding Company acquire the common stock of the Bank.

Independent Appraiser: The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

Independent Corporator: A Corporator of the Bank who is not an employee, officer, trustee, director or significant borrower of the Bank.

Independent Valuation: The estimated pro forma market value of the Holding Company and the Bank as determined by the Independent Appraiser.

Information Statement: The information statement describing the Reorganization and Stock Offering which will be distributed to all Corporators prior to the Special Meeting.

Management Person: Any Officer, Director or Trustee of the Bank or any Affiliate of the Bank, and any person acting in concert with any such Officer, Director or Trustee.

Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

MHC: Georgetown Bancorp, MHC, the mutual holding company resulting from the Reorganization.

Minority Ownership Interest: The shares of the Holding Company’s Common Stock owned by persons other than the MHC.

Minority Stockholder: Any owner of the Holding Company’s Common Stock, other than the MHC.

Minority Stock Offering: One or more offerings of up to 49.9% in the aggregate of the outstanding Common Stock of the Holding Company to persons other than the MHC.

Non-Voting Stock: Any Capital Stock other than Voting Stock.

Notice: The Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the OTS to notify the OTS of the Reorganization and the Stock Offering.

Offering Range: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Independent Valuation expressed as a range which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to up to 49.9% of the Common Stock.

Officer: An executive officer of the Holding Company or the Bank, including the Chief Executive Officer, President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other employee participating in major policy making functions of the institution.

Order Form: Any form (together with any attached cover letter and/or certifications or acknowledgements), sent by the Bank to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding purchases of Holding Company Common Stock in the Subscription and Community Offerings.

Other Depositor: Any person holding a Qualifying Deposit on the Other Depositor Record Date who is not an Eligible Account Holder, a Tax-Qualified Employee Plan, or a Supplemental Eligible Account Holder.

Other Depositor Record Date: October 31, 2004, the date for determining who qualifies as an Other Depositor of the Bank.

OTS: The Office of Thrift Supervision, and any successor thereto.

Person: An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts and KEOGH Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

Plan: This Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan.

Qualifying Deposit: The aggregate of one or more Deposit Accounts with an aggregate balance of $50 or more as of the close of business on the Eligibility Record Date or as of the close of business on the Supplemental Eligibility Record Date or of an Other Depositor as of the close of business on the Other Depositor Record Date, as the case may be. Deposit Accounts with aggregate total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

Regulations: The regulations of the OTS regarding a mutual holding company reorganization, stock issuance and conversion to stock form.

Reorganization: The reorganization of the Bank into the mutual holding company structure including the organization of the MHC, the Holding Company and the Stock Bank pursuant to this Plan.

Resident: The terms “resident,” “residence,” reside” or “residing” as used herein with respect to any person shall mean any person who occupies a dwelling within the Bank’s Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

SEC: The Securities and Exchange Commission.

Special Meeting: The Special Meeting of Corporators, and any adjournment thereof, called for the purpose of considering and voting on the Plan.

Stock Bank: The federally chartered stock savings bank resulting from the Reorganization in accordance with the Plan.

Stock Offering: The offering of Common Stock of the Holding Company to persons other than the MHC, in a Subscription Offering and, to the extent shares remain available, in a Community Offering.

Subscription Offering: The offering of Common Stock of the Holding Company for subscription and purchase pursuant to this Plan.

Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer, Director or Trustee of the Bank.

Supplemental Eligibility Record Date: The supplemental record date for determining who qualifies as a Supplemental Eligible Account Holder. The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding the OTS’ approval of the Reorganization.

Syndicated Community Offering: At the discretion of the Bank and the Holding Company, the offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Code. The term Non-Tax-Qualified Employee Plan means any defined benefit plan or defined contribution plan that is not so qualified.

Trustee: A Trustee of the Bank, and shall include a director of the federal stock savings bank in mutual and stock form after the effective date of the Charter Conversion and the Reorganization.

Voting Stock:

(1) Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

(i)	To vote for or to select directors of the Bank or the Holding Company; and

(ii)	To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding Company.

(2) Notwithstanding anything in paragraph (1) above, preferred stock is not “Voting Stock” if:

(i)	Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank or the Holding Company, or the payment of dividends by the Bank or the Holding Company when preferred dividends are in arrears;

(ii)	The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

(iii)	The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

(3) Notwithstanding anything in paragraphs (1) and (2) above, “Voting Stock” shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.	The Reorganization

A.	Organization of the Holding Companies and the Bank

As part of the Reorganization the Bank will convert to a federal stock charter and become the Stock Bank, and the Holding Company and the MHC will be established as federal corporations. The Reorganization will be effected as follows, or in any manner approved by the OTS that is consistent with the purposes of this Plan and applicable laws and regulations: (i) the Bank will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim One”); (ii) Interim One will also organize an interim stock savings bank as a wholly-owned subsidiary (“Interim Two”); (iii) Interim One will organize the Holding Company as a wholly-owned subsidiary; (iv) Interim One will exchange its charter for a federal mutual holding company charter to become the MHC and the Bank will exchange its charter for a federal stock savings bank charter to become the Stock Bank; (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) all of the initially issued stock of the Stock Bank will be transferred to the MHC in exchange for interests in the MHC; and (vii) the MHC will contribute the capital stock of the Stock Bank to the Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company.

Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing the pro forma market value of the Holding Company and the Bank. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank’s present locations.

Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury general accounts, or United States Treasury Time Deposit Accounts, as defined in the Regulations) of the Bank shall be become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings bank subsidiary of the Holding Company and of the MHC. The Bank will apply to the OTS to have the Holding Company receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the Regulations governing capital distributions.

Upon completion of the Reorganization and Stock Offering, the MHC, the Holding Company and the Stock Bank will be structured as follows:

B.	Effect on Deposit Accounts and Borrowings

Upon consummation of the Reorganization each deposit account in the Bank on the Effective Date will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner, as the deposit account existed in the Bank immediately prior to the Reorganization. Following the Reorganization, all depositors who had liquidation or other rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC for so long as they remain depositors of the Bank. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have liquidation or other rights with respect to the MHC. In each case, no person who ceases to be the holder of a deposit account with the Stock Bank after the Reorganization shall have any rights with respect to the MHC. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

C.	Effect on Corporators

All Corporators of the Bank immediately prior to the Reorganization will become the initial Corporators of the MHC after the Reorganization.

D.	The Bank

Upon completion of the Reorganization the Bank will exchange its mutual savings bank charter for a federal stock savings bank charter, and the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings banks under federal law. Neither depositors nor Corporators will have any voting or other rights with respect to the Stock Bank. A copy of the proposed Charter and Bylaws of the Stock Bank is attached hereto as Exhibit A and made a part of this Plan. The Reorganization will not result in any reduction of the amount of retained earnings (other than the assets of the Bank retained by or distributed to the Holding Company or the MHC), undivided profits, and general loss reserves that the Bank had prior to the Reorganization. Such retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Trustees of the Bank. The Stock Bank will be wholly owned by the Holding Company. The Holding Company will be wholly owned by its stockholders who will consist of the MHC and the persons who purchase Common Stock in the Stock Offering and any subsequent Minority Stock Offering. Upon the Effective Date of the Reorganization, the Corporators of the Bank will become the initial Corporators of the MHC and will have the rights and responsibilities of Corporators as specified in the Bylaws of the MHC.

E.	The Holding Company

The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Holding Company will be the existing Board of Trustees of the Bank. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company’s directors annually. A copy of the proposed Charter and Bylaws of the Holding Company is attached as Exhibit B and are made part of this Plan.

The Holding Company will have the power to issue shares of Capital Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Holding Company. The Holding Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50.1% in the aggregate of the total outstanding Common Stock of the Holding Company, and the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering.

F.	The Mutual Holding Company

As a mutual corporation, the MHC will have no stockholders. The Corporators of the MHC will have exclusive voting authority as to all matters requiring a vote of Corporators under the existing mutual savings bank charter or bylaws of the Bank. The rights and powers of the MHC will be defined by the MHC’s Charter and Bylaws (a copy of which is attached to this Plan as Exhibit C and made a part hereof) and by the statutory and regulatory provisions applicable to savings and loan holding companies and federal mutual holding companies. In particular, the MHC will be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

The initial members of the Board of Directors of the MHC will be the existing members of the Board of Trustees of the Bank. Thereafter, approximately one-third of the directors of the MHC will be elected annually by the Corporators of the MHC who will consist of the former Corporators of the Bank and all persons who become Corporators of the MHC after the Reorganization. The initial members of the Board of Corporators of the MHC immediately after the Reorganization will be the members of the Board of Corporators of the Bank immediately prior to the Reorganization.

4.	Conditions to Implementation of the Reorganization

Consummation of the Reorganization is conditioned upon the following:

A. Approval of the Plan by a majority of the Board of Trustees of the Bank.

B. The filing of a Reorganization Notice, including the Plan, with the OTS and either:

(i)	The OTS has given written notice of its intent not to disapprove the Reorganization; or

(ii)	Sixty days have passed since the OTS received the Reorganization Notice and deemed it sufficient under § 516.200, et seq. of the Regulations, and the OTS has not given written notice that the Reorganization is disapproved or extended for an additional 30 days the period during which disapproval may be issued.

C. The filing of a holding company application with and approval by the OTS pursuant to the HOLA for the Holding Company and MHC to become savings and loan holding companies by owning or acquiring 100% and at least 50.1% of the common stock of the Stock Bank and the Holding Company, respectively, to be issued in connection with the Reorganization.

D. Submission of the Plan to the Corporators for approval pursuant to an Information Statement reviewed in advance by the OTS, and such Plan is approved by a majority of the Bank’s total Corporators, including a majority of the total Independent Corporators at a meeting held at the call of the trustees in accordance with the procedures prescribed by the Bank’s Charter and Bylaws.

E. All necessary approvals have been obtained from the OTS in connection with the adoption of the charter and bylaws of the MHC, the Holding Company and the Stock Bank, the conversion of the Bank to a stock charter, and any transfer of assets and liabilities of the Bank to the Stock Bank pursuant to the Plan; and all conditions specified or otherwise imposed by the OTS in connection with the issuance of a notice of intent not to disapprove the Notice have been satisfied.

5.	Special Meeting of Corporators

Subsequent to the approval of the Plan by the OTS, the Special Meeting shall be scheduled in accordance with the Bank’s Bylaws. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the Bank shall distribute an Information Statement to all Corporators. A copy of the Plan will be made available to Corporators upon request. The affirmative vote of at least a majority of the total Corporators, including a majority of the Independent Corporators (who must constitute at least 60% of all Corporators) is required for approval of the Plan. The OTS shall be notified promptly of the vote of the Corporators.

6.	Conversion of MHC to Stock Form

Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with applicable law (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Trustees has no intent or plan to undertake a Conversion Transaction. If the Conversion Transaction does not occur, the MHC will always own a majority of the Common Stock of the Holding Company.

In a Conversion Transaction, the MHC and its Holding Company would each merge into the Stock Bank with the Stock Bank as the resulting entity, and the depositors of the Stock Bank would receive the right to subscribe for shares of common stock of the Holding Company or its successor, representing the ownership interest of the MHC in the Holding Company. The additional shares of Common stock of the Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an Independent Appraisal.

Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled without additional consideration to maintain the same percentage ownership interest in the Holding Company after the Conversion Transaction as their percentage ownership interest in the Holding Company immediately prior to the Conversion Transaction (i.e., the “Minority Ownership Interest”). The Minority Ownership Interest of Minority Stockholders shall not be reduced in a Conversion Transaction as a result of any waiver of dividends by the MHC.

At the sole discretion of the Board of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders. If a Conversion Transaction does not occur, the MHC will always own a majority of the voting stock of the Holding Company. Management of the Bank has no current intention to conduct a Conversion Transaction.

A Conversion Transaction would require the approval of the OTS. Federal regulatory policy requires that in any Conversion Transaction the depositors of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings bank converting to stock form.

7.	Timing of the Reorganization and Sale of Capital Stock

The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in Section 4 of the Plan. The Stock Offering shall be conducted in compliance with the securities offering regulations of the SEC and the OTS. The Bank will not finance or loan funds to any person to purchase Common Stock.

8.	Number of Shares to be Offered

The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Board of Directors of the Bank and the Board of Directors of the Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be no greater than 49.9% of the issued and outstanding shares of Common Stock of the Holding Company.

9.	Independent Valuation and Purchase Price of Shares

The total number of shares (and a range thereof) (the “Offering Range”) of Common Stock to be issued and offered for sale in the Stock Offering will be determined jointly by the Board of Directors of the Bank and the Board of Directors of the Holding Company immediately prior to the commencement of the Subscription and Community Offerings, subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the OTS, if necessary. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Subscription and Community Offerings if the Estimated Valuation Range is increased subsequent to the commencement of the Subscription and Community Offerings to reflect demand for the stock or changes in market and financial conditions.

All shares sold in the Stock Offering will be sold at a uniform price per share referred to in this Plan as the Actual Subscription Price. The aggregate purchase price for all shares of Common Stock will not be inconsistent with the estimated consolidated pro forma market value of the Holding Company and the Bank. The estimated consolidated pro forma market value of the Holding Company and the Bank will be determined for such purpose by the Independent Appraiser. Prior to the commencement of the Subscription and Community

Offerings, an Estimated Valuation Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The shares of Common Stock being sold in the Stock Offering will represent a minority ownership interest in the outstanding Common Stock of the Holding Company equal to up to 49.9% of the estimated pro forma market value of the Common Stock based upon the Independent Valuation. The percentage of Common Stock offered for sale in the Stock Offering and the Offering Range shall be determined by the Board of Directors of the Holding Company and the Board of Directors of the Bank prior to commencement of the Subscription and Community Offerings, and will be confirmed upon completion of the Stock Offering based on the final or updated Independent Valuation submitted by the Independent Appraiser.

The number of shares of Common Stock to be issued in the Stock Offering and the purchase price per share may be increased or decreased by the Holding Company. In the event that the aggregate purchase price of the Common Stock is below the minimum of the Estimated Valuation Range, or materially above the maximum of the Estimated Valuation Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Estimated Valuation Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the OTS, if required. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Holding Company will not be deemed to be material so as to require a resolicitation of subscriptions. Based upon the Independent Valuation as updated prior to the commencement of the Subscription and Community Offerings, the Board of Directors of the Holding Company will fix the Actual Subscription Price. If there is a Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Common Stock is sold in such Syndicated Community Offering shall be equal to the Actual Subscription Price.

Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock at the purchase price per share is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. An increase in the aggregate value of the Common Stock by up to 15% would not be deemed to be material. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new Actual Subscription Price and/or Estimated Valuation Range, extend, reopen or hold a new Stock Offering or take such other action as the OTS may permit. The estimated market value of the Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with OTS appraisal regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

10.	Method of Offering Shares and Rights to Purchase Stock

In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; (4) Other Depositors; and (5) Employees, Officers, Directors and Corporators. Any shares of Common Stock that are not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. The minimum purchase by any Person shall be 25 shares. The Bank may use its discretion in determining whether prospective purchasers are “residents,” “associates,” or “acting in concert”, and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

In addition to the priorities set forth below, and subject to the approval of the OTS, the Board of Directors may establish other priorities for the purchase of Common Stock, and may change the order of priorities set forth below. The priorities for the purchase of shares in the Stock Offering are as follows:

A.	Subscription Offering

Priority 1: Eligible Account Holders. Each Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (.10%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Common Stock received by Officers and Directors of the Bank including associates of Officers and Directors, based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date, shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he had an ownership interest as of the Eligibility Record Date.

Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Offering. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company, subject to the maximum purchase limitations applicable to such plans and set forth in Section 11, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. If the final valuation exceeds the maximum of the Offering Range, up to 10% of Common Stock issued in the Stock Offering may be sold to the Tax Qualified Employee Plans notwithstanding any oversubscription by Eligible Account Holders.

Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (.10%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, exceed available shares, the shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposits on the

Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

Priority 4: Other Depositors. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, and Supplemental Eligible Account Holders, each Other Depositor shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (0.10%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Other Depositor and the denominator is the total number of Qualifying Deposits of all Other Depositors, in each case on the Other Depositor Record Date and subject to the provisions of Section 11; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.10% of the maximum number of shares offering in the Stock Offering, subject to the overall purchase limitations set forth in Section 11. In the event Other Depositors subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total shares offered in the Stock Offering, the subscriptions of Other Depositors will be allocated among subscribing Other Depositors so as to permit each subscribing Other Depositor to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Other Depositor whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposits on the Other Depositor Record Date bear to the total amount of Qualifying Deposits of all subscribing Other Depositors whose subscriptions remain unfilled.

Priority 5: Employees, Officers, Directors and Corporators. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Depositors, each Employee, Officer, Director and Corporator shall have the right to purchase up to $150,000 of Common Stock offered in the Stock Offering. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing Employees, Officers, Directors and Corporators so that each person may receive 1,000 shares and thereafter pro rata based on the amount of their respective subscriptions in this category.

B.	Community Offering

Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Community. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Holding Company and the Bank may use one or investment banking firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Holding Company and the Bank may pay a commission or other fee to such investment banking firm(s) as to the shares sold by such firm(s) in the Subscription and Community Offering and may also reimburse such firm(s) for expenses incurred in connection with the sale. The Community Offering may include a Syndicated Community Offering managed by such investment banking firm(s). The Common Stock will be offered and sold in the Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the Common Stock. No Person may purchase more than $150,000 of Common Stock in the Community Offering, subject to the overall purchase limitations set forth in Section 11. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the

Community, and thereafter to cover orders of other members of the general public, so that each Person in such category of the Community Offering may receive 1,000 shares. In the event orders for Common Stock in any of these categories exceed the number of shares available for sale, shares may be allocated on a pro rata basis within a category based on the amount of the respective orders. In addition, orders received for Common Stock in the Community Offering or any Syndicated Community Offering shall first be filled up to a maximum of two percent (2%) of the shares sold and thereafter, remaining shares will be allocated on an equal number of shares basis per order until all orders are filled.

The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 10.B.

C.	Syndicated Community Offering

Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Bank and the Holding Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. No Person may purchase more than $150,000 of Common Stock in the Syndicated Community Offering, subject to the overall purchase limitations set forth in Section 11.

If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Holding Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

11.	Additional Limitations on Purchases of Common Stock

Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

A.	The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than MHC at the close of the Stock Offering shall not exceed 49.9% of the Holding Company’s total outstanding Common Stock.

B.	The maximum purchase of Common Stock in the subscription offering by any person or group of persons through a single account is $150,000. No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may purchase more than $200,000 of Common Stock, except that: (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation up to 5% of the number of shares offered in the Stock Offering; (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares offered in the Stock Offering; and (iii) for purposes of this subsection 11(B) shares to be held by any Tax-Qualified Employee Plan and attributable to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

C.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any shares of Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

D.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

E.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering.

F.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering

G.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all stock benefit plans of the Holding Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of the Holding Company held by persons other than the MHC.

H.	The aggregate amount of Common Stock acquired in the Stock Offering plus all prior issuances by the Holding Company by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any stock acquired by such plans or persons in the secondary market, shall not exceed 33% of the outstanding shares of Common Stock of the Holding Company held by persons other than the MHC at the close of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph or under the provisions of paragraph I of this section, shares held by any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans of the Bank that are attributable to such persons shall not be counted.

I.

The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or persons in the secondary market, shall not exceed 33% of the stockholders’ equity of the Holding Company held by persons other than the MHC at the conclusion of the Stock Offering.

J.	A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

K.	Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

L.	The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

M.	The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Plan reside. However, the Holding Company and the Bank are not required to offer Common Stock to any person who resides in a foreign country.

Prior to the consummation of the Stock Offering, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock, except pursuant to this Plan.

EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE BANK IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE BANK MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE DEPARTMENT FOR ACTION, AS IN ITS SOLE DISCRETION THE BANK MAY DEEM APPROPRIATE.

12.	Payment for Stock

All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Bank, together with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended by the Bank; provided, that if the Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Actual Subscription Price upon consummation of the Stock Offering.

Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s passbook, money market or certificate account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the purchase price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at a rate, not less than the Bank’s passbook rate, established by the Bank on payment for Common Stock received in cash or by check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

13.	Manner of Exercising Subscription Rights Through Order Forms

As soon as practicable after the prospectus prepared by the Holding Company and the Bank has been declared effective by the OTS and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors and Employees, Officers, Directors and Corporators at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those Persons entitled to purchase in the Community Offering.

Each order form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

A.	A specified date by which all order forms must be received by the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

B.	The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

C.	A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

D.	Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

E.	An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

F.	A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed order form, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G.	A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

14.	Undelivered, Defective or Late Order Form; Insufficient Payment

In the event order forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the order form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the OTS.

15.	Completion of the Stock Offering

The Stock Offering will be terminated if not completed within 90 days from the date of approval by the OTS, unless an extension is approved by the OTS.

16.	Market for Common Stock

If at the close of the Stock Offering the Holding Company has more than 100 shareholders of any class of stock, the Holding Company shall use its best efforts to:

(i)	encourage and assist a market maker to establish and maintain a market for that class of stock; and

(ii)	list that class of stock on a national or regional securities exchange, or on the Nasdaq system.

17.	Stock Purchases by Management Persons After the Stock Offering

For a period of three years after the proposed Stock Offering, no Management Person or his or her Associates may purchase or acquire direct or indirect beneficial ownership, without the prior written approval of the OTS, of any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC. The foregoing shall not apply to purchases of Common Stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Stock Bank or the Holding Company even if such Common Stock is attributable to Management Persons or their Associates.

18.	Resales of Stock by Management Persons

Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of the Management Person or Associate.

19.	Stock Certificates

Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Sections 17 and 18 above. Appropriate instructions shall be issued to the Holding Company’s transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

20.	Restriction on Financing Stock Purchases

The Holding Company will not knowingly offer or sell any of the Common Stock proposed to be issued to any person whose purchase would be financed by funds loaned to the person by the Holding Company, the Bank or any of their Affiliates.

21.	Stock Benefit Plans

The Board of Directors of the Bank and/or the Holding Company intend to adopt one or more stock benefit plans for employees, officers and directors, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering, subject to the purchase priorities set forth in this Plan. The Board of Directors of the Bank intends to establish the ESOP and authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the shares issued in the Stock Offering. The Bank or the Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Stock Offering, or to purchase issued and outstanding shares of Common Stock in the open market or from authorized but unissued shares of Common Stock or treasury shares from the Holding Company subsequent to the completion of the Stock Offering; provided such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. In addition to shares purchased by one or more Tax-Qualified Employee Plans in this Stock Offering, any subsequent stock offering, and/or from authorized but unissued shares or treasury shares of the Holding Company, this Plan also specifically authorizes the Holding Company to grant awards under one or more stock benefit plans, including stock recognition and award plans and stock option plans, in an amount up to 25% of the shares of Common Stock held by persons other than the MHC.

22.	Post-Reorganization Filing and Market Making

The Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

23.	Payment of Dividends and Repurchase of Stock

The Holding Company may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause its regulatory capital or the regulatory capital of the Bank to be reduced below the amount required to meet all regulatory capital requirements. Otherwise, the Holding Company may declare dividends or make other capital distributions in accordance with applicable laws and regulations. Subject to any applicable regulatory approvals the MHC may waive its right to receive dividends declared by the Holding Company.

24.	Interpretation

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OTS.

25.	Reorganization and Stock Offering Expenses

The Regulations require that the expenses of any Stock Offering must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

26.	Amendment or Termination of the Plan

If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Bank’s Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of the Plan to the vote of Corporators. At any time after submission of the Plan to the vote of Corporators, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Directors only with the concurrence of the OTS. Terms of the Plan relating to the Stock Offering including, without limitation, Sections 7 through 18, may be amended by a majority vote of the Bank’s Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the OTS and at any time thereafter with the concurrence of the OTS. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan by the OTS and the date of the Special Meeting, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the OTS. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without another meeting of the Corporators; however, any material amendment of the terms of the Plan that relate to the Reorganization which occur after the Special Meeting shall require the approval of the Corporators.

The Plan shall be terminated if the Reorganization is not completed within 24 months from the date upon which the Corporators of the Bank approve the Plan, and may not be extended by the Bank or the OTS.

Dated: June 15, 2004, as amended.